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                                                                    EXHIBIT 99.1


                                 PRESS RELEASE



FOR IMMEDIATE RELEASE                      Contact:
August 5, 1998                             Geoff Kreiger +1.512.339.2922

    DTM/(TM)/ CORPORATION REPORTS PROPOSED SETTLEMENT OF CLASS ACTION LAWSUIT


AUSTIN, TEXAS: AUGUST 5, 1998 DTM Corporation (NASDAQ: DTMC) today announced that it had reached an agreement in principle with plaintiffs to settle the pending shareholder class action suit against the company and certain of its officers and directors in District Court of Texas, Bexar County. The principal terms of the agreement call for the establishment of a settlement fund consisting of: (a) $2,600,000, to be paid in part by DTM's insurance carrier; and (b) $400,000 worth of shares of DTM's common stock. The agreement is subject to execution of definitive settlement documents and Court approval.

DTM President and Chief Executive Officer John Murchison, lll commented, "Although we were prepared to defend the lawsuit vigorously, we concluded that it was in the best interests of the company and its shareholders to resolve the litigation in light of the inherent uncertainties of complex litigation and to avoid both substantial legal fees and the continued unnecessary demands on management time."

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DTM Corporation develops, manufactures and markets the Sinterstation/(R)/ family of rapid prototyping products for application in the rapid manufacturing marketplace. The Sinterstation/(R)/ systems and materials are based on proprietary and patented SLS/(R)/ selective laser sintering technology. The Company's systems are used to accelerate the design, development and market introduction of products in an expanding range of industries.

The market statements are forward looking statements that involve risks and uncertainties that could cause actual results to differ materially. Such statements are subject to certain risks and uncertainties that could cause actual results to differ materially and adversely from those set forth in the forward-looking statements, including, without limitation: DTM may not emerge as a market leader, or even a major market participant and its markets may not develop; price reductions, reduced margins and loss of market share may occur as a result of increasing competition; the Company's dependance on a single product that is priced at the high end of the range for today's rapid prototyping products has caused it to be adversely affected in a soft market; class action litigation is pending against the Company; capital sufficient to finance the business may not be obtained; intellectual property and proprietary rights may not be protected; DTM may fail to manage or experience future growth; quarterly fluctuations in operating results may adversely affect stock prices; the difficulty in predicting results of operations may have a material adverse effect on the price at which the Common Stock trades; necessary new products may not be developed; key personnel may leave; suppliers may cause disruptions; actions by foreign governments may limit sales; a controlling shareholder has an interest in liquidating its interest in the Company; certain tax benefits obtained from a controlling shareholder are no longer available ; possible issuance of preferred stock could impact common stockholders; sales of a large block of stock and sales of shares issuable pursuant to employee stock options could decrease stock prices; and market price could be volatile, regardless of DTM's financial performance. The Company cautions that the foregoing list of important factors is not exclusive. The Company does not undertake to update any written or oral forward-looking statement that may be made from time to time by or on behalf of the Company.

Copyright 1998, DTM/(TM)/ Corporation, all rights reserved. SLS/(R)/ and
             Sinterstation/(R)/ are registered trademarks of DTM.
                         FOR MORE INFORMATION, CONTACT:
                                DTM Corporation
             1611 Headway Circle, Building 2, Austin, TX, USA 78754
                   Phone +1.512.339.2922; Fax +1.512.339.0634


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